Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company contacts:

Cornelius B. Prior, Jr., CEO

Michael T. Prior, Chief Financial Officer

(340) 777-8000

ATLANTIC TELE-NETWORK, INC.

ANNOUNCES 10% INCREASE IN ITS QUARTERLY DIVIDEND AND STOCK BUY

BACK PLAN

ST. THOMAS, U.S. Virgin Islands—September 21, 2004—Atlantic Tele-Network, Inc. (AMEX:ANK), announced that its Board of Directors has declared a quarterly dividend of $0.2725 per share, payable on October 10, 2004 on all common shares outstanding to shareholders of record as of September 30, 2004. This represents an increase of 2.25 cents, or 10%, in the dividend paid in the previous quarter, and an annual rate, if maintained, of $1.10 per share. With this increase, the Company has raised the dividend in each of the last seven calendar years.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of the Company said, “Our present board and management team is proud to continue its record of dividend increases which have averaged nearly 12% since 1999. This increase continues our strong history of paying a significant portion of annual earnings to our loyal investors. As our earnings and cash flows have continued to grow and our balance sheet remains healthy, we are able to increase the dividend without restricting our ability to continue to expand our business.”

The Board of Directors also authorized an expenditure of up to $5 million to purchase shares of the Company’s outstanding common stock. Purchases, if any, will be made in the open market and the timing of the buy-back and the exact number of shares purchased will depend on market conditions.

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN also owns 44% of Bermuda Digital Communications Ltd., doing business in Bermuda as Cellular One, 100% of Choice Communications, LLC, the largest Internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., which operates a Web-enabled outsourcing call center in Guyana and a VSAT Internet service provider focused on select Caribbean and Latin American markets.